Larrowe & Company, P.L.C.
Post Office Box 760
Cranberry Office Park
104 Cranberry Road
Galax, Virginia  24333
276-238-1800
Fax 276-238-1801


                         INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in and incorporation into this registration statement on Form S-4 of our report dated February 13, 2003, except for Note 22, as to which the date is March 7, 2003, on our audits of MountainBank Financial Corporation and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002. We also consent to the references to our firm under the caption "Experts" in the Registration Statement.

/s/ Larrowe & Company, PLC

Galax, Virginia
July 22, 2003